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Election Info | Make An Election

Welcome to the Foundry Networks, Inc. Stock Options Tender Offer Website

JOHN MCCLANE

We are pleased to announce that Foundry Networks Stock Options Tender Offer has officially launched on July 2, 2007 and will remain open until 11:59 p.m. Eastern Daylight Time on Aug 2, 2007 (unless we extend it).

A stock option will be deemed to be an "Eligible Option" if it meets each of the following conditions:

(i) The option was granted under the Foundry 1996 Stock Plan or 2000 Non-Executive Stock Plan.

(ii) The option was granted for accounting purpose, with an exercise price less than the fair market value of Foundry common stock on the applicable date of grant.

(iii) If the option is held by an individual subject to income taxation in the United States, the option was unvested as of December 31, 2004 (If only a portion of the option was unvested as of December 31, 2004, then only that unvested portion will be an Eligible Option).

(iv) The option is held by an individual who is, on the expiration of the Tender Offer, a current employee of the Company (or any Foundry Networks subsidiary) and subject to income taxation in the United States with respect to that option. However, executive officers of the Company and members of the Company's Board of Directors are not eligible to participate.

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a current employee of the Company (or any Foundry Networks subsidiary) and subject to income taxation in the United States with respect to that option. However, executive officers of the Company and members of the Company's Board of Directors are not eligible to participate.

(v) The option is outstanding on the expiration date of the Offer.

The Offer will provide you with the opportunity to avoid the unfavorable tax consequences under Section 409A of the Internal Revenue Code you may otherwise incur with respect to your Eligible Options. See below for the Key Steps you should perform related to the Offer.

The specifics of the program are described in the "Offer to Amend or Replace Eligible Options" and the other documents we refer to you below. We urge you to read these documents very carefully.

Stock options will remain subject to adverse tax consequences under Section 409A until the close of the Offer and the official amendment or replacement of such options on the first business day following the expiration of the Offer. Therefore, we remind you that if you exercise your tendered stock options prior to the amendment or replacement of those stock options, you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.

We will be conducting an educational webinar session to provide you with additional information regarding the Offer. Topics covered include highlights of the Offer, along with a general overview of stock options, a summary of Eligible Options, and tax issues affecting the Eligible Options.

We encourage you to attend this webinar which will be offered on:

Monday, July 2, 2007, 12:00 - 1:00 PM Pacific Daylight Time

You may register for the webinar session by clicking on http://www.raindance.com, conference ID # 2004422.

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You may register for the webinar session by clicking on http://www.raindance.com, conference ID # 2004422.

If you are unable to attend the above session, a recording of the webinar will be available at http://internal.foundrynet.com from July 2, 2007 through Aug 2, 2007.

KEY STEPS RELATED TO TENDER OFFER

Below is an easy checklist that outlines how and when to tender your Eligible Options in the Tender Offer.

1. Review the following important documents:

    1. OFFER TO AMEND OR REPLACE ELIGIBLE OPTIONS
    2. INSTRUCTIONS TO ELECTION FORM
    3. STOCK OPTION AMENDMENT AND CASH BONUS AGREEMENT
    4. OPTION CANCELLATION AND REGRANT AGREEMENT
    5. FAQ

2. Click on the ***MAKE AN ELECTION*** button below to proceed with your election. You will be redirected to the first page of the **Election Form**. You will need to check the appropriate boxes next to each of your Eligible Options to indicate whether or not you are tendering your Eligible Options for amendment or replacement in accordance with the terms of the Offer.

3. After completing the Election Form, you will be allowed to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections, you will proceed to the **Agreement to Terms of Election** page. Only after you agree to the Agreement to Terms of Election will you be directed to the Election Confirmation Statement page.

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will be redirected to the first page of the **Election Form**. You will need to check the appropriate boxes next to each of your Eligible Options to indicate whether or not you are tendering your Eligible Options for amendment or replacement in accordance with the terms of the Offer.

3. After completing the Election Form, you will be allowed to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections, you will proceed to the **Agreement to Terms of Election** page. Only after you agree to the Agreement to Terms of Election will you be directed to the Election Confirmation Statement page.

4. Please print and keep a copy of the **Election Confirmation Statement** for your records. You will then be deemed to have completed the election process.

KEY DATES TO REMEMBER

The commencement date of the Offer is July 2, 2007.

An informational webinar will be conducted on:

Monday, July 2, 2007, 12:00 - 1:00 PM Pacific Daylight Time

The Offer will expire at 11:59 PM Eastern Daylight Time on Aug 2, 2007, unless the Tender Offer is extended. Your Eligible Options that have been tendered will be amended or replaced on Aug 3, 2007, or, if the Offer is extended, the first business day following the extended expiration date of the Offer (the "Amendment Date"). Please be aware that your option account at E*Trade may not accurately reflect the amendment or replacement for one to two business days following the Amendment Date.

The cash bonus, if applicable, will be paid on Foundry Networks' first regularly scheduled payroll date in January 2008 which will not be later than January 15, 2008.

Make An Election

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